June 20, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:    T. Rowe Price Tax-Efficient Funds, Inc.
       File Nos.: 333-26441/811-08207
       Post-Effective Amendment No. 5

Commissioners:

We are counsel to the above-referenced registrant which proposes to file, pursuant to paragraph (b) of Rule 485 (the "Rule"), the above-referenced Post-Effective Amendment (the "Amendment") to its registration statement under the Securities Act of 1933, as amended.

Pursuant to paragraph (b)(4) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

Sincerely,

/s/Swidler Berlin Shereff Friedman, LLP
Swidler Berlin Shereff Friedman, LLP